SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________________

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2003

GRAND TOYS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-22372	98-0163743
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 Transacanada Highway, Dorval, Quebec, Canada, H9P 1H7

(Address of Principal Executive Offices)	(ZIP Code)

Registrant's telephone number, including area code: (514) 685-2180

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1: Press Release of GRAND TOYS INTERNATIONAL, INC. dated May 15, 2003.

Item 12. Results of Operations and Financial Condition.

On May 15, 2003, GRAND TOYS INTERNATIONAL, INC. announced its results of operations for the three months ended March 31, 2003. A copy of the related press release for the three months ended March 31, 2003 is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAND TOYS INTERNATIONAL, INC.

By: /s/ Tania M. Clarke

Tania M. Clarke

Executive Vice President and

Chief Financial Officer

Date: May 15, 2003

EXHIBIT INDEX

99.1 Press Release of GRAND TOYS INTERNATIONAL, INC. dated May 15, 2003.

GRAND TOYS INTERNATIONAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2003

MONTREAL, CANADA -- May 15, 2003 -- Grand Toys International, Inc. (Nasdaq: GRIN) today announced results for its first quarter ended March 31, 2003. Net sales for the first quarter of 2003 were $2.9 million compared to $2.3 million for the first quarter of 2002. The Company posted net earnings of $453,082, or $0.16 per basic share, for the first quarter of 2003. This compares to a net loss of $570,000, or ($0.42) per basic share, in the first quarter of 2002. Net earnings included a gain on discontinued operations of $103,002 for the first quarter of 2003. Without this gain, the net earnings would have been $350,080 or $0.13 per basic share.

Net sales increased by 30% in the first quarter of 2003 as compared to the same quarter of 2002. Grand's focus on profitable sales generated an increase in gross margin from 36% in the first quarter of 2002 to 43% in the current quarter. The increases in sales and gross margins are attributed to continued customer demand for the Spider-Man, Hulk and Marvel Legends product lines. Further, the addition of the AstroJax product line in 2003 contributed to both the sales and margin increases.

Operating expenses decreased by $422,000 in the first quarter of 2003, or 32%, as a result of the restructuring efforts put in place in the year 2002, which included the consolidation of locations and general overhead expense reductions. As a percentage of sales, operating expenses were 30% for March 2003 as compared to 58% in the same quarter of 2002. This represents an improvement of 28%.

Elliot L. Bier, Chairman of Grand Toys, commented, " We are pleased with the Company's first quarter results. We implemented in 2002 a restructuring plan, which resulted in decreased expenses, while maintaining a strong customer service focus that has allowed the Company to increase sales."

Founded in 1960, Grand Toys International, Inc. is a premier licensee and distributor of a wide variety of toys and ancillary items in Canada and since January 1999, a supplier of proprietary products in the United States.

This news release contains certain forward-looking statements, including estimates for sales and potential benefits from the Company's acquisition strategy, which are within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to risk and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to business conditions and the financial strength of the retail industry, particularly for toy and toy-related products; the level of consumer spending for such products; the effect of currency translations; the ability of the Company to successfully obtain its products from suppliers; and the success of advertising, marketing and promotional campaigns.

Grand Toys International, Inc.

Financial Highlights, (in U.S. $)
	Three Months Ended March 31,
	2003	2002
	Unaudited	Unaudited
Net sales	$ 2,951,095	$ 2,262,806
Cost of goods sold	1,689,518	1,445,271
Gross profit	1,261,577	817,535
Gross profit %	42.75%	36.13%

Operating expenses	888,910	1,311,013

EBITDA	372,667	(493,478)

Interest expense, net	5,843	7,689
Depreciation and amortization	16,419	21,704

Earnings (loss) before taxes	350,405	(522,871)
Income taxes (expense) recovery	(325)	(15,825)
Earnings (loss) from continuing operations	350,080	(538,696)

Gain (loss) on discontinued operations	103,002	(31,768)

Net earnings (loss)	$ 453,082	$ (570,464)

Earnings (loss) per share, basic	$ 0.16	$ (0.42)
Earnings (loss) per share, diluted	0.08	(0.42)

Weighted average common shares outstanding
Basic	2,762,698	1,373,930
Diluted	5,589,446	1,373,930

Balance Sheet Data:	March 31, 2003	December 31, 2002
	Unaudited	Audited
Total assets	$ 6,272,670	$ 5,703,571
Working capital	2,288,188	1,577,633
Total stockholder's equity	3,165,500	2,594,689

Note: EBITDA is Earnings (Loss) Before Interest, Taxes, Depreciation & Amortization.